As filed with the Securities and Exchange Commission on May 22, 2023

Registration No. 333-271761

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

Registration statement under the Securities Act of 1933

Gaucho Group Holdings, Inc.

Delaware	6552	52-2158952
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

112 NE 41st Street, Suite 106, Miami, Florida 33137

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Scott L. Mathis

President & Chief Executive Officer

Gaucho Group Holdings, Inc.

112 NE 41st Street, Suite 106

Miami, Florida 33137

T. 212-739-7700

(Name, address, including zip code, and telephone number, including area code, of agent service)

Copies to:

Victoria B. Bantz, Esq.

Burns, Figa & Will, P.C.

6400 S. Fiddler’s Green Circle, Suite 1000

Greenwood Village, Colorado 80111

T. 303-796-2626

Approximate Date of Commencement of Proposed Sale to the Public: As soon as possible after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares of common stock, par value $0.01 per share, offered by selling stockholders	2,000,000	(3)	$0.7653	$1,530,600	$168.68	(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the closing price of the shares of common stock as of May 8, 2023 as quoted on the Nasdaq Capital Market of $0.7653.

(3)	Represents a good faith estimate of the shares of common stock underlying a series of senior convertible notes issued by the registrant in a private placement, with such amount equal to the maximum number of shares issuable upon conversion of such notes, including 7% interest accrued through the term of the notes, assuming for purposes hereof that (x) such note is convertible at $0.27 per share, the conversion floor price, and (y) without taking into account the limitations on the conversion of such note (as provided for therein).

(4)	The filing fee of $168.68 was paid concurrently with the filing of the registration statement on Form S-1 on April 18, 2023.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, in accordance with Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholder is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 22, 2023

PRELIMINARY PROSPECTUS

Gaucho Group Holdings, Inc.

2,000,000 Shares

This prospectus relates to the resale from time to time of up to 2,000,000 shares of our common stock, par value $0.01 per share by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page 12 of this prospectus (each individually as a “selling stockholder”).

The shares of common stock registered for resale under this prospectus underlie a series of senior secured convertible promissory notes (the “Notes”) issued to the selling stockholders in a private placement on February 21, 2023. The number of shares registered under this prospectus represents a portion of the maximum number of shares of common stock issued or issuable pursuant to the Notes, including payment of interest on the notes through February 21, 2023 determined as if the outstanding Notes (including interest on the Notes through February 21, 2023) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at the floor price of $0.27 (an alternative conversion price under the Notes).

Gaucho Group Holdings, Inc. (the “Company”, “we”, “us”, or “our”) will not receive proceeds from the sale of the shares by the selling stockholders. However, we did receive gross proceeds of $5,000,000 from the sale of the Notes to the selling stockholders pursuant to that certain Securities Purchase Agreement dated February 21, 2023 (the “Purchase Agreement”).

We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder. See “Plan of Distribution.”

Our common stock is presently listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VINO.” On May 18, 2023, the last reported closing bid price of our common stock on the Nasdaq was $0.67 per share.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in the securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 22, 2023

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ABOUT THIS PROSPECTUS

The registration statement on Form S-1, of which this prospectus forms a part and that we have filed with the Securities and Exchange Commission (the “SEC”), includes exhibits that provide more detail of the matters discussed in this prospectus.

Additionally, we incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under the section of this prospectus entitled “Where You Can Find More Information.” You should read this prospectus and the related exhibits filed with the SEC, together with the additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and in any free writing prospectus prepared by or on behalf of us. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the securities offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor the selling stockholders are offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the jurisdiction of the United States who come into possession of this prospectus and any free writing prospectus related to this offering are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

Unless the context otherwise requires, the terms “Gaucho Group Holdings,” “GGH,” the “Company,” “we,” “us” and “our” refer to Gaucho Group Holdings, Inc. and our subsidiaries. We have registered our name, logo and the trademarks “ALGODON®,” and “Gaucho – Buenos Aires™” in the United States. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners. Except as set forth above and solely for convenience, the trademarks and trade names in this prospectus are referred to without the ®, © and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

This prospectus includes industry and market data and other information, which we have obtained from, or is based upon, market research, independent industry publications or other publicly available information. Although we believe each such source to have been reliable as of its respective date, we have not independently verified the information contained in such sources. Any such data and other information is subject to change based on various factors, including those described below under the heading “Risk Factors” and elsewhere in this prospectus.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included or incorporated by reference in this prospectus constitute forward-looking statements within the meaning of applicable securities laws. All statements contained in this registration statement that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continue”, “expect”, “estimate”, “intend”, “may”, “plan”, “will”, “shall” and other similar expressions are generally intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). All forward-looking statements are based on our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but on management’s expectations regarding future growth, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. Forward-looking statements involve significant known and unknown risks, uncertainties, assumptions and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those implied by forward-looking statements. These factors should be considered carefully and prospective investors should not place undue reliance on the forward-looking statements. Although the forward-looking statements contained in this registration statement or incorporated by reference herein are based upon what management believes to be reasonable assumptions, there is no assurance that actual results will be consistent with these forward-looking statements. These forward-looking statements are made as of the date of this registration statement or as of the date specified in the documents incorporated by reference herein, as the case may be. Important factors that could cause such differences include, but are not limited to:

●	the uncertainties associated with the ongoing COVID-19 pandemic, including, but not limited to uncertainties surrounding the duration of the pandemic, government orders and travel restrictions, and the effect on the global economy and consumer spending.

●	the risks and additional expenses associated with international operations and operations in a country (Argentina) which has had significantly high inflation in the past;

●	the uncertainties raised by a fluid political situation and fundamental policy changes that could be affected by presidential elections;
●	the risks associated with a business that has never been profitable, whose business model has been restructured from time to time, and which continues to have and has significant working capital needs;

●	the possibility of external economic and political factors preventing or delaying the acquisition, development or expansion of real estate projects, or adversely affecting consumer interest in our real estate offerings;

●	changes in external market factors, as they relate to our emerging e-commerce business;

●	changes in the overall performance of the industries in which our various business units operate;

●	changes in business strategies that could be necessitated by market developments as well as economic and political considerations;

●	possible inability to execute the Company’s business strategies due to industry changes or general changes in the economy generally;

●	changes in productivity and reliability of third parties, counterparties, joint venturers, suppliers or contractors; and

●	the success of competitors and the emergence of new competitors.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity or performance. You should not place undue reliance on forward-looking statements contained in this prospectus.

We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

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Prospectus Summary

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Company Structure and History

Gaucho Group Holdings, Inc. (“GGH” or the “Company”) is a publicly traded holding company that includes a growing collection of e-commerce retail platforms with a concentration on fine wines, olive oil, hospitality, luxury real estate, leather goods, ready-to-wear, fashion accessories, and luxury home items.

For more than ten years, Gaucho Group Holdings, Inc.’s (gauchoholding.com) mission has been to source and develop opportunities in Argentina’s undervalued luxury real estate and consumer marketplace. Our company has positioned itself to take advantage of the continued and fast growth pace of global e-commerce across multiple market sectors, with the goal of becoming a leader in diversified luxury goods and experiences in sought after lifestyle industries and retail landscapes. With a concentration on fine wines (algodonfinewines.com & algodonwines.com.ar), hospitality (algodonhotels.com) and luxury real estate (algodonwineestates.com) associated with our proprietary Algodon brand, as well as the leather goods, ready-to-wear and accessories of the fashion brand Gaucho – Buenos Aires™ (gauchobuenosaires.com), these are the luxury brands in which Argentina finds its contemporary expression.

GGH seeks to grow its direct-to-consumer online products to global markets in the United States, Asia, the United Kingdom, Europe, and Argentina.

GGH’s goal is to become recognized as the LVMH (“Louis Vuitton Moët Hennessy”) of South America’s leading luxury brands. Through its wholly owned subsidiary Algodon Global Properties, LLC, GGH also owns and operates legacy investments in the boutique hotel, hospitality and luxury vineyard property markets. This includes a golf, tennis and wellness resort, as well as an award winning, wine production company concentrating on Malbecs and Malbec blends. Utilizing these wines as its ambassador, GGH seeks to further develop its legacy real estate, which includes developing residential vineyard lots located within its resort.

The Company’s senior management is based in Florida, and its local operations are managed in Buenos Aires and San Rafael, Argentina by professional staff with considerable e-commerce, wine, hotel, hospitality and resort experience.

The Company was incorporated on April 5, 1999 in the State of Delaware in the dot com era, and has pivoted from its origins as one of the earliest online private investment banking firms to its current mission and offerings. Effective March 11, 2019, the Company changed its name from Algodon Group, Inc. to Gaucho Group Holdings, Inc. to reflect its expanded growth strategy, progress, and transition to a diversified luxury goods company.

Our website is http://www.gauchoholdings.com. Information contained on our website does not constitute part of and is not incorporated into this prospectus.

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The current corporate organizational structure of GGH and how we have operated substantially for the past year appears below.

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Recent Business Developments

●	On January 9, 2023, the Company entered into a series of promissory notes for gross proceeds of $185,000 bearing interest at 8% per annum. The maturity date is January 9, 2024.

●	On February 2, 2023, the Company and the holders of notes pursuant to the 2021 SPA entered into a fourth letter agreement pursuant to which the parties agreed to reduce the Conversion Price of the 2021 Notes to the lower of: (i) the Closing Sale Price on the Trading Day immediately preceding the Conversion Date; and (ii) the average Closing Sale Price of the common stock for the five Trading Days immediately preceding the Conversion Date, beginning on the Trading Day of February 3, 2023.

●	On February 8, 2023, the Company and the holders of notes pursuant to the 2021 SPA entered into a letter agreement pursuant to which the parties agreed to extend the maturity date of the notes from February 9, 2023 to February 28, 2023.

●	On February 10, 2023, the Company sold 591,000 shares of common stock for gross proceeds of $591,000 to accredited investors and warrants to purchase 147,750 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable for two years from the date of issuance.

●	On February 20, 2023, the Company entered into an exchange agreement with the holders of notes pursuant to the 2021 SPA in order to amend certain provisions of the 2021 SPA and issued the holders warrants to purchase up to an aggregate of 150,000 shares of the Company’s Common Stock at an exercise price of $1.00.

●	On February 21, 2023, the Company entered into a Securities Purchase Agreement with an institutional investor, pursuant to which the Company will sell to the investor a series of senior secured convertible notes of the Company in the aggregate original principal amount of $5,617,978 (the “Notes”), and a series of common stock purchase warrants of the Company, which warrants shall be exercisable into an aggregate of 3,377,099 shares of common stock of the Company for a term of three years. The Company received $5,000,000 in proceeds after the original issue discount of 11% on the principal. The Company used the proceeds to repay all principal, interest and fees owing under the 2021 SPA.

●	On April 18, 2023, the Company requested a draw-down and received gross proceeds of $144,339 pursuant to the Common Stock Purchase Agreement dated November 8, 2022 and issued 195,970 shares of common stock to Tumim Stone Capital LLC.

●	On April 18, 2023, the Company filed a resale registration statement on Form S-1 (File No. 333-271305) to register up to 1,519,454 shares upon conversion of the Notes, which was declared effective on April 21, 2023.

●	On May 1, 2023, the Company and holders of the Notes converted a total of $190,000 of principal and interest of the Notes and the Company issued 246,754 shares of common stock upon conversion.

●	On May 4, 2023, the Company and holders of the Notes converted a total of $190,000 of principal of the Notes and the Company issued 243,922 shares of common stock upon conversion.

●	On May 5, 2023, the Company and holders of the Notes converted a total of $95,000 of principal of the Notes and the Company issued 121,961 shares of common stock upon conversion.

●	On May 8, 2023, the Company held a Special Meeting of Stockholders, and the stockholders approved, a measure for purposes of complying with Nasdaq Listing Rule 5635(d), the full issuance and exercise of shares of our common stock to be issued pursuant to the Purchase Agreement and Notes.

For a more thorough discussion of the Company’s business, see “Business” on page 15 and see Item 1 “Business” and Item 7 “Management’s Discussion and Analysis - Recent Developments and Trends” of the Company’s Annual Report on Form 10-K as filed on April 17, 2023.

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Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the JOBS Act. For so long as we remain an emerging growth company, we are permitted and currently intend to rely on the following provisions of the JOBS Act that contain exceptions from disclosure and other requirements that otherwise are applicable to companies that conduct initial public offerings and file periodic reports with the SEC. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements in this prospectus and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports and registration statements, including this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until:

●	the first to occur of the last day of the fiscal year (i) that follows February 19, 2026, (ii) in which we have total annual gross revenue of at least $1.235 billion or (iii) in which we are deemed to be a “large accelerated filer,” as defined in the Exchange Act, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of that year’s second fiscal quarter; or

●	if it occurs before any of the foregoing dates, the date on which we have issued more than $1 billion in non-convertible debt over a three-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than what you might receive from other public reporting companies in which you hold equity interests.

We have elected to avail ourselves of the provision of the JOBS Act that permits emerging growth companies to take advantage of an extended transition period to comply with new or revised accounting standards until those standards apply to private companies. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies.

For additional information, see the section titled “Risk Factors — Risks of being an Emerging Growth Company — We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

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THE OFFERING

Issuer	Gaucho Group Holdings, Inc.

Common stock offered by the selling stockholder	Up to 2,000,000 shares of our common stock, consisting of up to 2,000,000 shares of common stock that we may issue to the selling stockholders, from time to time, upon conversion of the Notes, as described further below.

Common stock outstanding prior to this offering	6,592,924 shares (as of May 18, 2023)

Common stock outstanding immediately after this offering	8,592,924 shares (as of May 18, 2023)

Nasdaq symbol	Our common stock is currently listed on Nasdaq under the symbol “VINO.”

Use of proceeds	We will not receive proceeds from the sale of the shares of our common stock by the selling stockholders through this prospectus.

Risk factors	Investing in our securities involves a high degree of risk. As an investor you should be prepared to lose your entire investment See “Risk Factors” beginning on page 10.

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The above discussion excludes:

●	29,698 shares of common stock underlying options issued as of March 31, 2023 with a weighted average exercise price of $75.78 per share;

●	4,839,254 shares of common stock underlying warrants issued as of March 31, 2023, with a weighted average exercise price of $2.15;

●	517,610 shares of common stock underlying restricted stock units issued as of March 31, 2023, with a weighted average grant date value per share of $1.16.

●	3,791,207 shares of common stock underlying convertible promissory notes issued as of March 31, 2023, with a conversion price per share of $0.96.

PRIVATE PLACEMENT OF NOTES

On February 21, 2023, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the selling stockholder and sold to the selling stockholder a senior secured convertible note of the Company, in the aggregate original principal amount of $5,617,978 (the “Notes”), which Notes are convertible into shares of common stock of the Company at a conversion price, subject to a floor price of $0.27, of (i) $1.34 or (ii) the lower of: (a) the Nasdaq official closing price of the common stock (as reflected on Nasdaq.com) on the trading day immediately preceding the date of conversion; or (b) the average Nasdaq official closing price of the common stock (as reflected on Nasdaq.com) for the five (5) trading days immediately preceding the conversion date (subject to adjustment) and common stock purchase warrants of the Company, which warrants shall be exercisable into an aggregate of 3,377,099 shares of common stock of the Company for a term of three years (the “Warrants”). The Company received $5,000,000 in proceeds after the original issue discount of 11% on the principal. This registration statement will not be registering the shares underlying the Warrants for resale.

The Notes are due and payable on the first anniversary of the issuance date and bear interest at a rate of 7% per annum, which shall be payable either in cash monthly or by way of inclusion of the interest in the Conversion Amount on each Conversion Date (as defined in the Notes). The investor is entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined in the Notes) at any time or times after the issuance date, but we may not effect the conversion of any portion of the Notes if it would result in any of the investor beneficially owning more than 4.99% of the common stock (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder).

The Company and the selling stockholders executed the Purchase Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) of Regulation D as promulgated by the Securities and Exchange Commission under the Securities Act.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue any shares of common stock upon conversion of the Notes or otherwise pursuant to the terms of the Notes if the issuance of such shares of common stock would exceed 19.99% of the shares of the common stock outstanding immediately prior to the execution of the Purchase Agreement and Notes (the “Exchange Cap”), unless we (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) obtain a written opinion from our counsel that such approval is not required. In any event, we may not issue any shares of our common stock under the Purchase Agreement or Notes if such issuance or sale would breach any applicable rules or regulations of the Nasdaq.

On May 8, 2023, the Company obtained approval from its stockholders for purposes of complying with Nasdaq Listing Rule 5635(d), for the full issuance and exercise of shares of our common stock to be issued pursuant to the Purchase Agreement and Notes.

The Notes rank senior to all outstanding and future indebtedness of the Company and its subsidiaries, and are secured by all existing and future assets of the Company, as evidenced by the Security and Pledge Agreement entered into between the Company and the selling stockholders on February 21, 2023 (the “Security Agreement”). Additionally, Scott L. Mathis, President and CEO of the Company, pledged certain of his shares of common stock and certain options to purchase common stock of the Company as additional collateral under the Notes, as evidenced by the Stockholder Pledge Agreement between the Company, Mr. Mathis and the selling stockholders, dated February 21, 2023 (the “Pledge Agreement”).

In connection with the foregoing, the Company entered into a Registration Rights Agreement with the selling stockholders on February 21, 2023 (the “Registration Rights Agreement”), pursuant to which the Company agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Registration Rights Agreement) under the Securities Act of 1933 (the “Securities Act”) and the rules and regulation promulgated thereunder, and applicable state securities laws. The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

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EF Hutton, division of Benchmark Investments, Inc., f/k/a Kingswood Capital Markets (“EF Hutton”), acted as the exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement, for which the Company paid to EF Hutton a cash placement fee equal to 6.0% of the amount of capital raised, invested, or committed under the Purchase Agreement and Note.

The issuance of our common stock to the selling stockholders pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of our common stock that our existing stockholders own will not decrease, the shares of our common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our common stock after any such issuance. There are substantial risks to our stockholders as a result of the sale and issuance of common stock to the selling stockholders under the Purchase Agreement. See “Risk Factors.”

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following tables present our summary consolidated financial and other data as of and for the periods indicated. The summary consolidated statements of operations data for the fiscal years ended December 31, 2022 and December 31, 2021, and the summary consolidated balance sheet data as of December 31, 2022 and December 31, 2021, are derived from our audited financial statements incorporated by reference. The consolidated statement of operations data for the three months ended March 31, 2023 and 2022 and the summary consolidated balance sheet data as of March 31, 2023, are derived from our unaudited condensed consolidated financial statements incorporated by reference.

The summarized financial information presented below is derived from and should be read in conjunction with our audited consolidated financial statements and our unaudited consolidated financial statements incorporated by reference including the notes to those financial statements, both of which are incorporated by reference in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our future results.

	March 31,	December 31,
	2023	2022	2021
Consolidated Balance Sheets Data:
Cash	$2,389,882	$300,185	$3,649,407
Total current assets	7,545,756	5,018,874	7,691,025
Total assets	21,009,341	18,692,985	24,313,732
Total current liabilities	7,184,564	4,423,754	8,481,359
Total liabilities	8,604,754	7,901,304	10,221,888
Total stockholders’ equity (deficiency)	12,404,587	10,791,681	14,091,844

	For the Three Months Ended		For the Years Ended
	March 31,		December 31,
	2023	2022	2022	2021
Statement of Operations:
Sales	$447,767	$425,597	$1,643,716	$4,915,240
Net income (loss)	(2,695,148)	(2,272,101)	(21,825,298)	(2,389,018)

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Risk Factors

An investment in our securities involves certain risks relating to our structure and investment objective. The risks set forth below are the risks we have identified and which we currently deem material or predictable. We also may face additional risks and uncertainties not currently known to us, or which as of the date of this Registration Statement, as amended we might not consider significant, which may adversely affect our business. In general, you take more risk when you invest in the securities of issuers in emerging markets such as Argentina than when you invest in the securities of issuers in the United States. If any of the following risks occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the price of our common stock could decline, and you may lose all or part of your investment.

In evaluating the Company, its business and any investment in the Company, readers should carefully consider the following factors, together with the additional risk factors incorporated by reference from Part II, Item 1A of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 and from Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 19, 2023 (see “Incorporation of Certain Information by Reference”):

Risks Related to this Offering

Investors who buy shares at different times will likely pay different prices.

Each of the selling stockholders has the discretion to convert the Notes into shares of common stock. If and when the selling stockholders elect to convert their Notes, such selling stockholders may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the selling stockholders in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Future sales and issuances of our common stock or other securities might result in significant dilution and could cause the price of our common stock to decline.

To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We cannot predict what effect, if any, sales of shares of our common stock in the public market or the availability of shares for sale will have on the market price of our common stock. However, future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options, or the perception that such sales may occur, could adversely affect the market price of our common stock.

Management will have broad discretion as to the use of the proceeds from the offering, and uses may not improve our financial condition or market value.

Because we have not designated the amount of net proceeds from the offering to be used for any particular purpose, our management will have broad discretion as to the application of such net proceeds and could use them for purposes other than those contemplated hereby. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by financial institutions or transactional counterparties, could adversely affect the Company’s current and projected business operations and its financial condition and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank, was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. Although we did not have any cash or cash equivalent balances on deposit with Silicon Valley Bank, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

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USE OF PROCEEDS

This prospectus relates to the sale or other disposition of shares of our shares by the selling stockholders listed under “Selling Stockholders” section below, and their transferees. We will not receive any proceeds from any sale of the shares by the selling stockholders.

Determination of offering price

The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the notes. For additional information regarding the issuance of the notes, see “Private Placement of Notes” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. The selling stockholders have not had any material relationships with the Company within the past three years except for: (i) the Common Stock Purchase Agreement entered into with Tumim Stone Capital LLC on May 6, 2021 and terminated on November 8, 2022; (ii) the Securities Purchase Agreement entered into as of November 3, 2021 and related agreements (all terminated on February 21, 2023) with the selling stockholder and certain other investors for the issuance of senior secured convertible notes; (iii) the Common Stock Purchase Agreement entered into with Tumim Stone Capital LLC on November 8, 2022; and (iv) the ownership of the notes issued pursuant to the Purchase Agreement.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders, based on their respective ownership of shares of common stock and Notes, as of May 18, 2023, assuming conversion of the Notes held by each such selling stockholder on that date but taking account of any limitations on conversion set forth therein.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on conversion of the Notes set forth therein.

In accordance with the terms of a Registration Rights Agreement with the holders of the Notes, this prospectus generally covers the resale of a portion of the maximum number of shares of common stock issued or issuable pursuant to the Notes, including payment of interest on the notes through February 21, 2024 determined as if the outstanding Notes (including interest on the Notes through February 21, 2024) were converted in full (without regard to any limitations on conversion contained therein solely for the purpose of such calculation) at the floor price of $0.27. Because the conversion price of the notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Notes, a selling stockholder may not convert the Notes to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Owned Prior to Offering(1)			Maximum Number of Shares of Common Stock to be Sold Pursuant to this	Number of Shares of Common Stock Owned After Offering(1)
Name of Selling Stockholder	Number		Percent	Prospectus(5)	Number(3)	Percent
3i, LP(4)	328,987	(2)	4.99%	2,000,000	428,787	4.99%

(1)	Applicable percentage ownership is based on 6,592,924 shares of our common stock outstanding as of May 18, 2023 and based on 8,592,924 shares of our common stock outstanding after the offering.

(2)	This column lists the number of shares of common stock beneficially owned by the selling stockholder, as of May 18, 2023, after giving effect to the Maximum Percentage (as defined in the paragraph above). Without regard to the Maximum Percentage, our common stock beneficially owned by 3i, LP would include (i) 77,442 shares of common stock held by Tumim Stone Capital LLC (“Tumim”) acquired pursuant to the Common Stock Purchase Agreement between the Company and Tumim dated November 8, 2022; (ii) up to 128,157 shares of common stock underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $1.00 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in a transaction unrelated to the transactions contemplated by the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus; and (iii) up to 3,377,099 underlying warrants held by 3i, LP, currently exercisable, representing the shares underlying such warrants that may be issued to 3i, LP as of the date of this prospectus upon exercise of such warrants (at a price of $1.34 per share), subject to a 4.99% beneficial ownership cap limitation therein, acquired by 3i, LP in connection with the Purchase Agreement, none of which underlying warrant shares are being registered for resale under this prospectus.

(3)	Assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. Does not take into account any sales of shares pursuant to the Form S-1 (File No. 333-271305) declared effective on April 21, 2023.

(4)	The business address of 3i, LP is 140 Broadway, 38th Floor, New York, NY 10005. 3i, LP’s principal business is that of a private investor. Maier Joshua Tarlow is the manager of 3i Management, LLC, the general partner of 3i, LP, and has sole voting control and investment discretion over securities beneficially owned directly by 3i, LP and indirectly by 3i Management, LLC. We have been advised that none of Mr. Tarlow, 3i Management, LLC, or 3i, LP is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. Each of Mr. Tarlow, 3i, LP, and 3i Management, LLC, disclaim any beneficial ownership of these shares.

(5)	For the purposes of the calculations of the common stock to be sold pursuant to the prospectus we are assuming an event of default has occurred and is continuing, and that the Notes are converted in full at a floor price of $0.27 per share without regard to any limitations set forth therein.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the Notes to permit the resale of these shares of common stock by the holders of the Notes from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the Registration Rights Agreement, estimated to be $50,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

This Offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by the selling stockholder.

Our common stock is currently listed on Nasdaq under the symbol “VINO”.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion and analysis of financial condition and results of operations is incorporated by reference from Part II, Item 7 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 and from Part I, Item 2 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 19, 2023 (see “Incorporation of Certain Information by Reference”).

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BUSINESS

The description of our business is incorporated by reference from Part I, Item 1 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 (see “Incorporation of Certain Information by Reference”).

DESCRIPTION OF OUR CAPITAL STOCK

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Certificate of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the registration statement of which this prospectus is a part, as well as the relevant portions of the Delaware General Corporation Law (“DGCL”). Please also see “Effect of Certain Provisions of our Bylaws” below.

Capital Stock

The Company has two classes of stock: common and preferred. The Company’s Amended and Restated Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of common stock, par value $0.01 per share, and 902,670 shares of preferred stock, par value $0.01 per share.

In the discussion that follows, we have summarized selected provisions of our Certificate of Incorporation, amended and restated bylaws (the “Bylaws”), and certificates of designation, and the DGCL relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our Certificate of Incorporation and our bylaws. You should read the provisions of our Certificate of Incorporation, our Bylaws, and our certificates of designation as currently in effect for provisions that may be important to you. Please also see “Effect of Certain Provisions of our Bylaws” below.

Common Stock

As of May 18, 2023, there were 6,593,205 shares of common stock issued and 6,592,924 shares of common stock outstanding. 281 shares of our common stock that are held by the Company in treasury are the result of the redemption of WOW Group membership interests and indirectly, GGH’s shares.

Each share of common stock entitles the holder thereof to one vote, either in person or by proxy, at a meeting of stockholders. The holders are not entitled to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of common stock can elect all of the directors of the Company.

Each share of common stock has equal and identical rights to every other share for purposes of dividends, liquidation preferences, voting rights and any other attributes of the Company’s common stock. No voting trusts or any other arrangement for preferential voting exist among any of the stockholders, and there are no restrictions in the articles of incorporation, or bylaws precluding issuance of further common stock or requiring any liquidation preferences, voting rights or dividend priorities with respect to this class of stock.

Effective September 16, 2022, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to reflect the reduction in the number of authorized shares of preferred stock from 11,000,000 shares to 902,670 shares as a result of the previous conversion of the Series A Convertible Preferred into shares of common stock of the Company. The Amended and Restated Certificate of Incorporation also reflects the removal of provisions related to the Company’s previously effective reverse-stock split. The Amended and Restated Certificate of Incorporation was approved by the Board of Directors, without a vote of the stockholders, on September 14, 2022, as permitted by Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

Effective November 4, 2022 at 4:30 p.m. Eastern Time, the Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware to effect a reverse stock split of the common stock at a ratio of 12-for-1 (the “Reverse Split”).

There were no fractional shares issued as a result of the Reverse Split. All fractional shares as a result of the Reverse Split were rounded up to the nearest whole number. The total number of the Company’s authorized shares of common stock or preferred stock were not affected by the foregoing. As a result, after giving effect to the Reverse Split, the Company remains authorized to issue a total of 150,000,000 shares of common stock.

All shares of common stock are entitled to participate ratably in dividends when and as declared by the Company’s board of directors out of the funds legally available. Any such dividends may be paid in cash, property or additional shares of common stock. The Company has not paid any dividends on its shares of common stock since its inception and presently anticipates that no dividends on such shares will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Company’s board of directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore, there can be no assurance that any dividends on the common stock will be paid in the future.

Holders of common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the dissolution, whether voluntary or involuntary of the Company, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity securities of the Company after satisfaction of all liabilities.

Preferred Stock

As of December 31, 2022, the Company has authorized 902,670 shares of preferred stock, of which, none are issued and outstanding. The Board of Directors has the ability to issue blank check preferred stock under the Amended and Restated Certificate of Incorporation.

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Convertible Promissory Notes and Equity Line of Credit

Equity Line of Credit

On May 6, 2021, the Company entered into a Common Stock Purchase Agreement (the “Purchase Agreement”) with Tumim Stone Capital LLC (“Tumim”). During 2022, pursuant to the Purchase Agreement, the Company requested draw-downs and issued 50,049 shares of common stock and received gross proceeds of $555,811.

On November 23, 2021, the Company filed a resale registration statement on Form S-1 to register up to 375,000 shares of our common stock for resale by Tumim. The Form S-1 was declared effective on December 7, 2021 but the Purchase Agreement was terminated on November 8, 2022. See “New Equity Line of Credit” below.

Convertible Promissory Notes

On November 3, 2021, the Company and certain investors (the “Holders”) entered into that Securities Purchase Agreement (the “2021 SPA”) and the Company issued to the Holders certain senior secured convertible notes in the aggregate original principal amount of $6,480,000 (each, a “Note” and together with the 2021 SPA, the “2021 Note Documents”).

On February 22, 2022, the Company entered into an exchange agreement (the “Exchange Agreement #1”) with the investors in order to amend and waive certain provisions of the 2021 Note Documents and exchange (the “Exchange” or the “Transaction”) $100 in aggregate principal amount of each of the Notes, on the basis and subject to the terms and conditions set forth in the Exchange Agreement #1, for warrants to purchase up to 62,500 shares of the Company’s common stock at an exercise price of $21.00 (subject to customary adjustment upon subdivision or combination of the common stock).

The Exchange Agreement #1 amends and waives the original terms of payment of the Notes and provides for payment of interest only beginning February 7, 2022 and on each of March 7, 2022 and April 7, 2022. Beginning on May 7, 2022, the Company will begin paying both principal and interest on a monthly basis.

On May 2, 2022, the Company and the Holders entered into a letter agreement (the “Letter Agreement #1”) pursuant to which the parties agreed to reduce the Conversion Price (as defined in the Note) from $42.00 to $16.20 for the period beginning May 2, 2022 through May 13, 2022 (the “Reduced Price Conversion Period”).

As previously reported on our Current Report as filed with the SEC on May 13, 2022, on May 12, 2022, the Company and the Holders entered into a letter agreement (the “Letter Agreement #2”) pursuant to which the parties agreed to reduce the Conversion Price to $11.40 and the Holders committed to converting principal under the Notes in an amount equal to 4.90% of the outstanding shares of common stock of the Company.

On July 1, 2022, the Company and the Holders entered into a third letter agreement (the “Letter Agreement #3”) pursuant to which the parties agreed to reduce the Conversion Price to $3.60 for the Trading Days of July 5, 2022 as defined in the Notes, through and inclusive of September 5, 2022. All conversions are voluntary at the election of the Holder.

On September 22, 2022, the Company and the Holders entered into an exchange agreement (the “Exchange Agreement #2”) with the Holders in order to amend and waive certain provisions of the 2021 Note Documents, as amended and Letter Agreement #3 and exchange (the “Exchange” or the “Transaction”) $100 in aggregate principal amount of each of the Notes, on the basis and subject to the terms and conditions set forth in the Exchange Agreement, for warrants to purchase up to 90,917 shares of the Company’s common stock at an exercise price of $3.82 (subject to customary adjustment upon subdivision or combination of the common stock).

The Exchange Agreement #2 amends the original terms of payment of the Notes and waives payment of principal and interest due on each of September 7, 2022 and October 7, 2022. All principal, interest, and fees are due on the maturity date of November 9, 2022.

On November 30, 2022, the Company and the Holders entered into an exchange agreement (the “Exchange Agreement #3”) with the Holders in order to amend and waive certain provisions of the 2021 Note Documents, as amended and exchange (the “Exchange” or the “Transaction”) $100 in aggregate principal amount of each of the Notes, on the basis and subject to the terms and conditions set forth in the Exchange Agreement #3, for warrants to purchase up to 43,814 shares of the Company’s common stock at an exercise price of $2.40 and warrants to purchase up to 43,814 shares of the Company’s common stock at an exercise price of $6.00 (subject to customary adjustment upon subdivision or combination of the common stock).

The Exchange Agreement #3 extends the maturity date of the Existing Notes from November 9, 2022 to February 9, 2023 and waives all other payments due until February 9, 2023.

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On February 2, 2023, the Company and the Holders entered into a fourth letter agreement (the “Letter Agreement #4”) pursuant to which the parties agreed to reduce the Conversion Price of the Notes to the lower of: (i) the Closing Sale Price on the Trading Day immediately preceding the Conversion Date; and (ii) the average Closing Sale Price of the common stock for the five Trading Days immediately preceding the Conversion Date, beginning on the Trading Day of February 3, 2023. Any conversion which occurs shall be voluntary at the election of the Holder. All terms not defined herein refer to the defined terms in the 2021 Note Documents, as amended.

On February 8, 2023, the Company and the Holders entered into a fifth letter agreement (the “Letter Agreement #5”) pursuant to which the parties agreed to extend the Maturity Date of the Notes from February 9, 2023 to February 28, 2023. The Conversion Amount and all outstanding Amortization Amounts and Amortization Redemption Amounts (as defined in the Notes) shall be due and payable in full on the Maturity Date or such earlier date as any such amount shall become due and payable pursuant to the other terms of the Note and/or the Letter Agreement #5. All terms not defined herein refer to the defined terms in the 2021 Note Documents, as amended.

On February 20, 2023, the Company entered into an exchange agreement (the “Exchange Agreement #4”) with the Holders in order to amend certain provisions of the 2021 Note Documents, as amended and exchange (the “Exchange” or the “Transaction”) $100 in aggregate principal amount of each of the Notes, on the basis and subject to the terms and conditions set forth in the Exchange Agreement, for warrants to purchase up to an aggregate of 150,000 shares of the Company’s common stock at an exercise price of $1.00 (subject to customary adjustment upon subdivision or combination of the common stock).

The 2021 Note Documents, as amended, Exchange Agreement #1, Exchange Agreement #2, Exchange Agreement #3, Exchange Agreement #4, Letter Agreement #1, Letter Agreement #2, Letter Agreement #3, Letter Agreement #4, and Letter Agreement #5 are referred to herein as the Transaction Documents.

During 2022 and pursuant to the Transaction Documents, investors converted a total of $4,724,491 of principal and interest of the Notes and issued a total of 1,013,684 shares of common stock.

During 2023 and pursuant to the Transaction Documents, investors converted the following amounts of principal and interest of the 2021 Notes: (i) on February 3, 2023, one investor converted a total of $747,102 of principal and interest of the 2021 Notes and the Company issued 416,667 shares of common stock upon conversion; (ii) on February 6, 2023, certain investors converted a total of $179,864 of principal of the 2021 Notes and the Company issued 86,250 shares of common stock upon conversion; (iii) on February 13, 2022, certain investors converted a total of $335,200 of principal and interest of the 2021 Notes and the Company issued 230,000 shares of common stock upon conversion; and on (iv) on February 15, 2023, certain investors converted a total of $148,353 of principal and interest of the 2021 Notes and the Company issued 100,416 shares of common stock upon conversion.

The Company filed a Registration Statement on Form S-1 (File No. 333-261564) registering the resale of up to 1,013,684 shares upon exercise of the Notes on December 9, 2021, which was declared effective on January 13, 2022. The shares registered for resale under the Form S-1 have all been resold.

On February 21, 2023, the Company used the proceeds from a new convertible promissory note to repay all principal, interest, and fees of $905,428 owing under the Notes. Upon repayment in full, the 2021 Note Documents, as amended were terminated on February 21, 2023.

New Convertible Promissory Note

On February 21, 2023, the Company entered into a Securities Purchase Agreement (the “2023 Purchase Agreement”) with an institutional investor (the “Initial Closing”), pursuant to which the Company will sell to the investor a series of senior secured convertible notes of the Company in the aggregate original principal amount of $5,617,978 with an original issue discount of 11% (the “2023 Notes”), and a series of common stock purchase warrants of the Company, which warrants shall be exercisable into an aggregate of 3,377,099 shares of common stock of the Company for a term of three years (the “2023 Warrants”). The Company received $5,000,000 in proceeds after the original issue discount of 11% on the principal.

The 2023 Notes are convertible into shares of common stock of the Company at a conversion price of $1.34 (subject to adjustment and a floor price of $0.27). The 2023 Notes are due and payable on the first anniversary of the Issuance Date and bear interest at a rate of 7% per annum, which shall be payable either in cash monthly or by way of inclusion of the interest in the Conversion Amount on each Conversion Date (as defined in the 2023 Notes). The investor is entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined in the 2023 Notes) at any time or times after the Issuance Date, but we may not effect the conversion of any portion of the 2023 Notes if it would result in any of the investor beneficially owning more than 4.99% of the common stock.

The investor also has an option to enter into an additional promissory note for $5,617,978 and warrants to purchase 3,377,099 shares of common stock, or if certain equity condition are met, the Company may exercise that option (the “Second Closing”) on the same terms as the Initial Closing. The maximum amount of the 2023 Notes therefore, would be $11,235,956 with total 2023 Warrants to purchase 6,754,198 shares of common stock.

Under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”), in no event may we issue any shares of common stock upon conversion of the 2023 Notes or otherwise pursuant to the terms of the 2023 Notes if the issuance of such shares of common stock would exceed 19.99% of the shares of the common stock outstanding immediately prior to the execution of the 2023 Purchase Agreement and the 2023 Notes and 2023 Warrants (the “Exchange Cap”), unless we (i) obtain stockholder approval to issue shares of common stock in excess of the Exchange Cap or (ii) obtain a written opinion from our counsel that such approval is not required. In any event, we may not issue any shares of our common under the 2023 Purchase Agreement or 2023 Notes if such issuance or sale would breach any applicable rules or regulations of the Nasdaq.

The 2023 Notes will rank senior to all outstanding and future indebtedness of the Company and its subsidiaries, and will be secured by (i) a security interest in all of the existing and future assets of the Company, as evidenced by the Security and Pledge Agreement entered into between the Company and the investor (the “2023 Security Agreement”; and (ii) a pledge of shares of common stock of the Company held by Scott L. Mathis, President and CEO of the Company, and other entities managed by him, as evidenced by the stockholder pledge agreements entered into between the Company, Mr. Mathis and his entities, and the investor.

In connection with the foregoing, the Company also entered into a Registration Rights Agreement with the investor (the “2023 Registration Rights Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the 2023 Registration Rights Agreement) under the Securities Act of 1933 (the “1933 Act”) and the rules and regulation promulgated thereunder, and applicable state securities laws. The 2023 Purchase Agreement and the 2023 Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

EF Hutton, division of Benchmark Investments, Inc. (“EF Hutton”) acted as the exclusive placement agent in connection with the transactions contemplated by the Purchase Agreement, for which the Company will pay to EF Hutton a cash placement fee equal to 6.0% of the amount of capital raised, invested or committed under the 2023 Purchase Agreement and Notes.

The shares of common stock that have been and may be issued under the 2023 Purchase Agreement, 2023 Notes, and 2023 Warrants (collectively, the “2023 Note Documents”) are being offered and sold in a transaction exempt from registration under the 1933 Act, in reliance on Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D thereunder. The investor represented that it is an “accredited investor,” as defined in Regulation D, and are acquiring such shares under the 2023 Purchase Agreement for investment purposes only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. Accordingly, the shares of common stock that have been and may be issued to the investor under the 2023 Purchase Agreement have not been registered under the 1933 Act or any applicable state securities laws and may not be offered or sold in the United States absent registration or an exemption from registration under the 1933 Act and any applicable state securities laws. The Company filed a Form D with the SEC on March 3, 2023.

During 2023 and pursuant to the 2023 Note Documents, investors converted the following amounts of principal and interest of the 2023 Notes: (i) on May 1, 2023, the investor converted a total of $190,000 of principal and interest of the 2023 Notes and the Company issued 246,754 shares of common stock upon conversion; (ii) on May 4, 2023, the investor converted a total of $190,000 of principal of the 2023 Notes and the Company issued 243,922 shares of common stock upon conversion; and (iii) on May 5, 2022, the investor converted a total of $95,000 of principal of the 2023 Notes and the Company issued 121,961 shares of common stock upon conversion.

The Company filed a Registration Statement on Form S-1 (File No. 333-271305) registering the resale of up to 1,519,454 shares upon exercise of the 2023 Notes on April 18, 2023, which was declared effective on April 21, 2023.

Conversion of Promissory Notes Issued in Private Placement

From July 13, 2022 through August 30, 2022, the Company issued convertible promissory notes to certain investors (the “Investor Notes”) in the amount of $1,727,500. Pursuant to the terms of the Investor Notes, if the stockholders approved for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of shares of up to 1,250,000 of the Company’s common stock upon the conversion of the Investor Notes, without giving effect to Nasdaq’s 20% Rule, the Investor Notes would be automatically converted into units consisting of one share of common stock and one warrant to purchase one share of common stock at a price equal to the lesser of (a) $6.60 per unit or (b) the three-day volume weighted average closing price (“VWAP”) of the Company’s common stock beginning on the date that is two days prior to stockholder approval of such conversion at the 2022 annual stockholder meeting (the “2022 AGM”).

At the 2022 AGM, the Company obtained the requisite stockholder approval, and the Investor Notes comprised of $1,727,500 and $8,252 in interest were automatically converted into an aggregate of 454,576 units based on a conversion price of $3.82 – the three-day VWAP of the Company’s common stock beginning on the date that is two days prior to stockholder approval of such conversion at the 2022 AGM. Each warrant issued upon the conversion of the Investor Notes is exercisable at a price of $3.82.

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New Equity Line of Credit

On November 8, 2022, the parties terminated the Common Stock Purchase Agreement and Registration Rights Agreement by and between the Company and Tumim Stone Capital LLC, dated May 6, 2021. On the same date, the parties entered into a new Common Stock Purchase Agreement (the “Purchase Agreement”) and Registration Rights Agreement, pursuant to which the Company has the right to sell to Tumim Stone Capital up to the lesser of (i) $44,308,969 of newly issued shares of the Company’s common stock, par value $0.01 per share, and (ii) the Exchange Cap (as defined below) (subject to certain conditions and limitations), from time to time during the term of the Purchase Agreement. Sales of common stock pursuant to the Purchase Agreement, and the timing of any sales, are solely at the option of the Company and the Company is under no obligation to sell securities pursuant to this arrangement.

During the year ended December 31, 2022, the Company sold 10,000 shares for net proceeds of $10,086 under the Purchase Agreement.

The Company filed a resale registration statement on Form S-1 (File No. 333-268829) registering the resale of up to 1,666,667 shares upon draw downs on the equity line of credit on December 16, 2022, which was declared effective on December 23, 2022.

Warrants

On January 8, 2021, the Company issued an aggregate of 6,098 shares of common stock and one-year warrants to purchase 73,167 shares of common stock at an exercise price of $72.00 per share to accredited investors with a substantive pre-existing relationship with the Company for aggregate gross proceeds of $439,000. The warrants expired January 8, 2022.

On January 8, 2021, the Company issued 19,751 shares of common stock and one-year warrants to purchase 19,751 shares of common stock upon the exchange of $1,163,354 in principal and $258,714 in interest owed in connection with the 2017 Notes. The warrants expired January 8, 2022.

On February 19, 2021, as of part of the public offering, the Company issued 127,778 common stock purchase warrants as part of the units. Each warrant has an exercise price equal to $72.00. The warrants are immediately exercisable and will expire on the eighteen-month anniversary of the original issuance date. The warrants may be exercised only for a whole number of shares of our common stock, and no fractional shares will be issued upon exercise of the warrants. The warrants expired August 19, 2022.

Also in connection with the offering, the Company issued broker’s warrants to purchase 1,278 shares of common stock to EF Hutton, as placement agent in the offering. Each warrant has an exercise price equal to $90.00. The warrants are immediately exercisable and will expire on the five-year anniversary of the original issuance date. The warrants may be exercised only for a whole number of shares of our common stock, and no fractional shares will be issued upon exercise of the warrants. The warrants expire February 19, 2026.

In connection with the Transaction Documents, on February 22, 2022, the Company issued 62,500 warrants to purchase shares of common stock exercisable at $21.00. The warrants are immediately exercisable and expire on November 8, 2024.

In connection with a private placement of convertible promissory notes, on August 30, 2022, the Company issued 454,587 warrants to purchase shares of common stock exercisable at $3.82. The warrants are immediately exercisable and expire on August 30, 2023.

In connection with the Transaction Documents, on September 22, 2022, the Company issued 90,917 warrants to purchase shares of common stock exercisable at $3.82. The warrants are immediately exercisable and expire on November 8, 2023.

In connection with the Transaction Documents, on November 30, 2022, the Company issued 43,814 warrants to purchase shares of common stock exercisable at $2.40 and 43,814 warrants to purchase shares of common stock exercisable at $6.00. The warrants are immediately exercisable and expire on November 30, 2024.

In connection with the Transaction Documents, on December 19, 2022, the Company issued 602,225 warrants to purchase shares of common stock exercisable at $6.00. The warrants are immediately exercisable and expire on December 19, 2023.

On February 10, 2023, in connection with a private placement to accredited investors, the Company issued warrants to purchase 147,750 shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable for two years from the date of issuance.

On February 20, 2023, the Company entered into an exchange agreement with the holders of notes pursuant to the 2021 SPA in order to amend certain provisions of the 2021 SPA and issued the holders warrants to purchase up to an aggregate of 150,000 shares of the Company’s common stock at an exercise price of $1.00. In addition, the Company repriced the outstanding warrants issued to the investors pursuant to the Transaction Documents at $1.00.

On February 21, 2023, in connection with the 2023 Note Documents, the Company issued warrants exercisable into 3,377,099 shares of common stock of the Company at a price per share of $1.34 subject to a 4.99% beneficial ownership cap limitation therein. The warrants are immediately exercisable and expire on February 23, 2026.

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Restricted Stock Units

On August 11, 2022, the Company issued an aggregate of 23,238 restricted stock units to the six non-executive directors, vesting on the earlier of December 31, 2022 or termination of service. On August 30, 2022, the Company, issued a total of 2,568 shares Dr. Steven Moel and Mrs. Edie Rodriguez upon vesting of their RSUs as Dr. Moel’s and Mrs. Rodriguez’s terms expired, and neither was re-elected. On December 31, 2022, the Company issued a total of 15,492 shares to the remaining non-executive directors upon vesting of their RSUs.

On December 24, 2022, the Board approved the issuance of additional RSUs pursuant to the 2017 Plan effective December 31, 2022 subject to vesting, representing 767,280 shares of common stock of the Company to certain employees, contractors, consultants and advisors in exchange for services to the Company in the fiscal year 2022. A third of the RSUs vested on December 31, 2022. Thereafter, one-third of the RSUs will vest on the first anniversary of the date of grant, and the remaining one-third to vest on the second anniversary of the date of grant.

Outstanding Stock Options, Warrants, and RSUs

As of December 31, 2022, there were options to acquire a total of 40,612 shares of common stock granted pursuant to our 2016 and 2018 equity incentive plans at a weighted-average exercise price of $85.35, of which 33,811 shares of our common stock are currently issuable upon exercise of outstanding stock options at a weighted-average exercise price of $86.61 per share, and there were warrants to acquire a total of 1,299,135 shares of our common stock all of which are currently exercisable, at a weighted-average exercise price of $5.77. In addition, as of December 31, 2022, there were 511,500 restricted stock units granted and unvested at a weighted average grant date price of $1.16.

Effect of Certain Provisions of our Bylaws

Our Bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise.

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Our Bylaws provide for our Board of Directors to be divided into three classes serving staggered terms. Approximately one-third of the Board of Directors will be elected each year. This method of electing directors makes changes in the composition of the Board of Directors more difficult, and thus a potential change in control of a corporation a lengthier and more difficult process. A classified board of directors is designed to assure continuity and stability in a board of directors’ leadership and policies by ensuring that at any given time a majority of the directors will have prior experience with our Company and be familiar with our business and operations.

The classified board structure may increase the amount of time required for a takeover bidder to obtain control of the Company without the cooperation of our Board of Directors, even if the takeover bidder were to acquire a majority of the voting power of our outstanding common stock. Without the ability to obtain immediate control of our Board of Directors, a takeover bidder will not be able to take action to remove other impediments to its acquisition of our Company. Thus, a classified Board of Directors could discourage certain takeover attempts, perhaps including some takeovers that stockholders may feel would be in their best interests. Further, a classified Board of Directors will make it more difficult for stockholders to change the majority composition of our Board of Directors, even if our stockholders believe such a change would be beneficial. Because a classified Board of Directors will make the removal or replacement of directors more difficult, it will increase the directors’ security in their positions, and could be viewed as tending to perpetuate incumbent management.

Since the creation of a classified Board of Directors will increase the amount of time required for a hostile bidder to acquire control of our Company, the existence of a classified board of directors could tend to discourage certain tender offers which stockholders might feel would be in their best interest. However, our Board of Directors believes that forcing potential bidders to negotiate with our Board of Directors for a change of control transaction will allow our Board of Directors to better maximize stockholder value in any change of control transaction.

Our bylaws also provide that, unless we consent in writing to an alternative forum, the federal and state courts of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action asserting a claim that is governed by the internal affairs doctrine, in each case subject the court having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. This forum selection provision may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual or special meeting, stockholders may only consider proposals or nominations (i) specified in the notice of meeting; (ii) brought before the meeting by or at the direction of our board of directors or (iii) otherwise properly brought before the meeting by any stockholder who is a stockholder of record on the date of the giving of the notice and on the record date of the meeting and who complies with the notice procedures set forth in our bylaws. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

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Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. These provisions can discourage certain coercive and inadequate takeover bids of the Company by requiring those seeking control of the Company to negotiate with the Board of Directors first. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder (one who owns 15% or more of the Company’s outstanding voting stock) for a period of three years following the date the person became an interested stockholder unless:

●	Before the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	On completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced with the total number of shares outstanding calculated when the transaction commenced (excluding certain shares owned by officers or directors or under employee stock plans); or

●	At or subsequent to the time of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. We expect the existence of this provision to have an anti-takeover effect with respect to transactions that our Board of Directors does not approve in advance and could result in making it more difficult to accomplish transactions that our stockholders may see as beneficial such as (i) discouraging business combinations that might result in a premium over the market price for the shares of our common stock; (ii) discouraging hostile takeovers which could inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts; and (iii) preventing changes in our management.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is: 1 State Street, 30th Floor, New York, New York 10004-1561. Shares of our common stock offered hereby will be issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our common stock is currently listed on Nasdaq under the symbol “VINO”.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PROPERTIES

The Company terminated its lease at 135 Fifth Avenue in New York in May 2020. On July 5, 2021, the Company moved its headquarters to 112 NE 41st Street, Suite 106, Miami, Florida.

The Algodon – Recoleta, SRL (“TAR”) owns a hotel in the Recoleta section of Buenos Aires called Algodon Mansion, located at 1647 Montevideo Street. The hotel is approximately 20,000 square feet and has ten suites, a restaurant, a dining room, and a luxury spa and pool.

Algodon Wine Estates owns and operates a resort property located Ruta Nacional 144 Km 674, Cuadro Benegas, San Rafael (5603) in Argentina which consists of 4,138 acres. The property has a winery, 9-hole golf course (the remaining 9 of 18 holes to be developed), tennis courts, dining and a hotel.

TAR guaranteed a loan of $600,000 for the Algodon Mansion and the resort property and the properties are subject to encumbrances. The current balance of the loan is $232,000.

On April 8, 2021, GGI entered into a seven-year lease for retail space located at 112 N.E. 41st Street, Suite 106, in Miami, Florida to sell its Gaucho – Buenos Aires™ products. The space is approximately 1,530 square feet.

Legal Proceedings

The description of our legal proceedings is incorporated by reference from Part I, Item 3 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 and from Part II, Item 1 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 19, 2023 (see “Incorporation of Certain Information by Reference”).

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The description of directors, executive officers and corporate governance is incorporated by reference from Part III, Item 10 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 (see “Incorporation of Certain Information by Reference”).

EXECUTIVE COMPENSATION

The description of our executive compensation is incorporated by reference from Part III, Item 11 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 (see “Incorporation of Certain Information by Reference”).

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The description of our security ownership of beneficial owners and management is incorporated by reference from Part III, Item 12 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 (see “Incorporation of Certain Information by Reference”).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

The description of certain relationships and related transactions and director independence is incorporated by reference from Part III, Item 13 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 and from the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2023 (see “Incorporation of Certain Information by Reference”).

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Burns, Figa & Will, P.C.

EXPERTS

The consolidated financial statements of Gaucho Group Holdings, Inc. as of December 31, 2022 and 2021, and for each of the years then ended, have been incorporated by reference from our Annual Report on Form 10-K as filed with the SEC on April 17, 2023, in reliance upon the report of Marcum LLP, independent registered public accounting firm, as stated in their report herein (which contains an explanatory paragraph relating to substantial doubt about the ability of Gaucho Group Holdings, Inc. to continue as a going concern as described in Note 1 to the consolidated financial statements). Such report is incorporated by reference upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act can be accessed free of charge through the Internet. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. You may access the registration statement of which this prospectus is a part at the SEC’s Internet site.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, http://www.gauchoholdings.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the common stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares under this prospectus:

●	Our Quarterly Report on Form 10-Q for the period ended March 31, 2023 filed on May 19, 2023

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed on April 17, 2023, which contains audited financial statements of the Company for the fiscal years ended December 31, 2022 and 2021

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2023.

●	Our Current Report on Form 8-K filed with the SEC on May 8, 2023; our Current Report on Form 8-K filed on May 10, 2023; and a second Current Report on Form 8-K filed on May 10, 2023.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, that information or exhibit is specifically not incorporated by reference in this document.

You may obtain copies of these documents free of charge on our website, http://www.gauchoholdings.com, as soon as reasonably practicable after they have been filed with the SEC and through the SEC’s website, www.sec.gov. You may also obtain such documents by submitting a written request either to the Company’s Corporate Secretary, Gaucho Group Holdings, Inc., c/o Burns Figa & Will PC, Attn: Victoria Bantz, 6400 S. Fiddlers Green Circle, Suite 1000, Greenwood Village, CO 80111 or to mechevarria@gauchoholdings.com, or an oral request by calling the Company’s Corporate Secretary at (212) 735-7688. The Company will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus upon oral or written request, at no cost to the requester, by contacting the Company as noted above.

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PROSPECTUS

Gaucho Group Holdings, Inc.

Offering of 2,000,000 shares

May        , 2023

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the Company, other than underwriting discounts and commissions with respect to this registration statement. All amounts shown are estimates except for the SEC filing fee.

Approximate Amount
SEC registration fee	$169
Legal fees and expenses	20,000
Accounting fees and expenses	10,000
Transfer agent and registrar fees	5,000
Miscellaneous	14,831

Total	$50,000

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law, authorizations of the payments of a dividend or approval of a stock repurchase or redemption in violation of Delaware corporate law or for any transactions from which the director derived an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with a threatened, pending, or completed action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, indemnification is limited to expenses (including attorney’s fees) actually and reasonably incurred by the person in connection with defense or settlement of such action or suit and no indemnification shall be made with respect to any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. In addition, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding described above (or claim, issue, or matter therein), such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith. Expenses (including attorney’s fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit, or proceeding may be advanced by the corporation upon receipt of an undertaking by such person to repay such amount if it is ultimately determined that such person is not entitled to indemnification by the corporation under Section 145 of the General Corporation Law of the State of Delaware.

II-1

Our Certificate of Incorporation provides for the indemnification of our directors to the fullest extent permissible under Delaware General Corporation Law. Our Certificate of Incorporation provides for the indemnification of our directors and officers to the maximum extent permitted by the Delaware General Corporation Law. In addition, we maintain insurance policies insuring our directors and officers against certain liabilities that they may incur in their capacity as officers and directors of the Company.

See also the undertakings set out in response to Item 17 herein.

Item 15. Recent Sales of Unregistered Securities.

A summary of all securities that we have sold in the last year, since January 1, 2022 without registration under the Securities Act of 1933, as amended (the “Securities Act”), is incorporated by reference from Part II, Item 5 of the Company’s Annual Report on Form 10-K as filed with the SEC on April 17, 2023 and from Part II, Items 2 & 5 of the Company’s Quarterly Report on Form 10-Q as filed with the SEC on May 19, 2023 (see “Incorporation of Certain Information by Reference”). See also “Description of Our Capital Stock” above.

Item 16. Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

The following documents are being filed with the Commission as exhibits to this registration statement on Form S-1.

Exhibit	Description
1.1	Underwriting Agreement, dated February 16, 2021 (5)
1.2	Warrant Agreement, including the form of Warrant, made as of February 19, 2021, between the Company and Continental. (6)
3.1	Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State effective November 4, 2022(23)
3.2	Amended and Restated Bylaws (1)
3.3	Amendment to the Company’s Amended and Restated Bylaws as approved on July 8, 2019 (4)
4.1	2016 Stock Option Plan. (2)
4.2	First Amendment to 2016 Stock Option Plan as adopted by the Board of Directors on October 20, 2016. (2)
4.3	2018 Equity Incentive Plan. (3)
4.4	Amendment to the Company’s 2018 Equity Incentive Plan as approved by the Board of Directors on May 13, 2019 and the stockholders on July 8, 2019 (4)
4.5	Amendment to the Company’s 2018 Equity Incentive Plan as approved by the Board of Directors on July 12, 2021 and the stockholders on August 26, 2021 (22)
4.6	Amendment to the Company’s 2018 Equity Incentive Plan as approved by the Board of Directors on July 1, 2022 and the stockholders on August 30, 2022 (28)
4.7	Underwriters’ Warrant (5)
4.8	Form of Warrant (13)
4.9	Form Warrant(26)
4.10	Form Warrant (29)
4.11	Form Warrant (29)
4.12	Form Warrant (35)
4.13	Form Warrant (36)
5.1	Opinion of Burns Figa & Will PC*
10.1	Employment Agreement by and between the Company and Scott L. Mathis dated September 28, 2015(32)
10.2	Retention Bonus Agreement by and between the Company and Scott L. Mathis dated March 29, 2020 (7)
10.3	Employment Agreement by and between the Company and its Chief Financial Officer dated December 14, 2022(31)
10.4	Commercial Lease Agreement between Gaucho Group, Inc. and Design District Development Partners, LLC, dated April 8, 2021(8)
10.5	Common Stock Purchase Agreement by and between Gaucho Group Holdings, Inc. and Tumim Stone Capital LLC, dated May 6, 2021(9)
10.6	Registration Rights Agreement by and between Gaucho Group Holdings, Inc. and Tumim Stone Capital LLC, dated May 6, 2021(9)
10.7	Amended and Restated Limited Liability Company Agreement of LVH Holdings LLC, dated June 16, 2021 (10)
10.8	First Amendment to Amended and Restated Limited Liability Agreement dated November 16, 2021 (11)
10.9	Second Amendment to Amended and Restated Limited Liability Agreement dated June 7, 2022(19)
10.10	Third Amendment to Amended and Restated Limited Liability Agreement dated June 7, 2022(30)
10.11	Quota Purchase Agreement dated February 3, 2022, entered into by and between the Company, INVESTPROPERTY GROUP, LLC, and Hollywood Burger Holdings, Inc.(12)
10.12	Exchange Agreement, dated as of February 22, 2022, by and among Gaucho Group Holdings, Inc. and the subscribers listed therein. (13)
10.13	Share Exchange and Subscription Agreement by and between the Company and the subscribers listed therein(14)
10.14	Offer to Purchase, dated February 28, 2022(14)

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10.15	Position Statement of Gaucho Group, Inc. dated February 28, 2022(14)
10.16	Letter Agreement between the Company and certain institutional investors dated May 2, 2022(16)
10.17	Conversion Agreement between the Company and certain institutional investors dated May 12, 2022(17)
10.18	Letter Agreement, dated as of July 1, 2022, by and among Gaucho Group Holdings, Inc. and the Holders listed therein. (21)
10.19	Exchange Agreement, dated as of September 22, 2022, by and among Gaucho Group Holdings, Inc. and the subscribers listed therein. (25)
10.20	Common Stock Purchase Agreement by and between Gaucho Group Holdings, Inc. and Tumim Stone Capital LLC, dated November 8, 2022(27)
10.21	Registration Rights Agreement by and between Gaucho Group Holdings, Inc. and Tumim Stone Capital LLC, dated November 8, 2022(24)
10.22	Exchange Agreement, dated as of November 30, 2022, by and among Gaucho Group Holdings, Inc. and the subscribers listed therein. (29)
10.23	Letter Agreement, dated as of February 2, 2023, by and among Gaucho Group Holdings, Inc. and the Holders listed therein. (33)
10.24	Letter Agreement, dated as of February 8, 2023, by and among Gaucho Group Holdings, Inc. and the Holders listed therein. (34)
10.25	Exchange Agreement, dated as of February 20, 2023, by and among Gaucho Group Holdings, Inc. and the subscribers listed therein. (35)
10.26	Securities Purchase Agreement dated February 21, 2023(36)
10.27	Form of Senior Secured Convertible Note Issued by the Company(36)
10.28	Form of Security and Pledge Agreement(36)
10.29	Form of Stockholder Pledge Agreement(36)
10.30	Form of Registration Rights Agreement(36)
14.1	Amended Code of Business Conduct and Ethics and Whistleblower Policy(8)
14.2	Audit Committee Charter(8)
14.3	Compensation Committee Charter as amended on May 12, 2022(18)
14.4	Nominating Committee Charter adopted by the Board of Directors on June 22, 2022 (20)
21.1	Subsidiaries of Gaucho Group Holdings, Inc.(15)
22.1	Subsidiary guarantors and issuers of guaranteed securities and affiliates whose securities collateralize securities of the registrant(15)
23.1	Consent of Marcum LLP dated April 17, 2023*
23.2	Consent of Burns, Figa & Will PC (included in Exhibit 5.1)*
99.1	Algodon Wine Estates Property Map(37)
101.INS	Inline XBRL Instance Document
101.SCH	Inline XBRL Schema Document
101.CAL	Inline XBRL Calculation Linkbase Document
101.DEF	Inline XBRL Definition Linkbase Document
101.LAB	Inline XBRL Label Linkbase Document
101.PRE	Inline XBRL Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107	EX-Filing Fees*

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1.	Incorporated by reference from the Company’s Registration of Securities Pursuant to Section 12(g) on Form 10 dated May 14, 2014.
2.	Incorporated by reference from the Company’s Annual Report on Form 10-K, filed on March 31, 2017.
3.	Incorporated by reference from the Company’s Quarterly Report on Form 10-Q, filed on November 19, 2018.
4.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on July 9, 2019.
5.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 18, 2021.
6.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 22, 2021.
7.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on April 1, 2020.
8.	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on April 12, 2021.
9.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 7, 2021.
10.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2021.
11.	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 17, 2021.
12.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed on February 25, 2022.
13.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed on March 1, 2022.
14.	Incorporated by reference to the Company’s Current Report on Form 8-K as filed on March 21, 2022.
15.	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed on April 14, 2022.
16.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on May 2, 2022.
17.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on May 13, 2022.
18.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed on May 16, 2022.
19.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on June 8, 2022.
20.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on June 24, 2022.
21.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on July 5, 2022.
22.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on August 31, 2021.
23.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 3, 2022.
24.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on November 9, 2022.
25.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on September 23, 2022.
26.	Incorporated by reference to the Company’s Amended Current Report on Form 8-K/A, filed on September 8, 2022.
27.	Incorporated by reference to the Company’s Current Report as amended on Form 8-K/A, filed on November 14, 2022.
28.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed on November 18, 2022.
29.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on December 1, 2022.
30.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on December 13, 2022.
31.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on December 15, 2022.
32.	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, filed on November 16, 2015.
33.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 3, 2023.
34.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 8, 2023.
35.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 21, 2023.
36.	Incorporated by reference to the Company’s Current Report on Form 8-K, filed on February 21, 2023.
37.	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed on April 17, 2023.
*	Filed herewith
**	Furnished, not filed herewith

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on May 22, 2023.

GAUCHO GROUP HOLDINGS, INC.

By:	/s/ Scott L. Mathis
Scott L. Mathis
President, Chief Executive Officer & Chairman of the Board

Pursuant to the requirement of the Securities Exchange Act of 1934, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Dated: May 22, 2023	By:	/s/ Scott L. Mathis
Scott L. Mathis
President, Chief Executive Officer (principal executive officer) & Chairman of the Board

Dated: May 22, 2023	By:	/s/ Maria I. Echevarria
Maria I. Echevarria
Chief Financial Officer (principal financial and accounting officer)

Dated: May 22, 2023	By:	/s/ Peter J.L. Lawrence
Peter J.L. Lawrence
Director

Dated: May 22, 2023	By:	/s/ Reuben Cannon
Reuben Cannon
Director

Dated: May 22, 2023	By:	/s/ Marc Dumont
Marc Dumont
Director

Dated: May 22, 2023	By:	/s/ William Allen
William Allen
Director

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